Exhibit 97.1

SUNLINK HEALTHCARE SYSTEMS, INC.

POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

Adopted as of November 1, 2023

1.
Purpose. The purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. The Policy applies to all Incentive-Based Compensation received by a person: (A) after beginning service as an Executive Officer; (B) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (C) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (D) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement. This Policy shall be interpreted in all respects so as to comply with Section 10D of, and Rule 10D-1 adopted under, the Securities Exchange Act of 1934, as amended, and the applicable listing rules of the NYSE American Exchange.
2.
Administration. This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
3.
Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)
“Accounting Restatement” shall mean an accounting restatement: (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R Restatement”): or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period (a “Little R Restatement”).
(b)
“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
(c)
“Board” shall mean the Board of Directors of the Company.
(d)
“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation

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Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.
(e)
“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(f)
“Committee” shall mean the Compensation Committee of the Board.
(g)
“Company” shall mean SunLink Health Systems, Inc., a Georgia corporation.
(h)
“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.
(i)
“Effective Date” shall mean November 1, 2023.
(j)
“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(k)
“Executive Officer” shall mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f).1 Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).2

1 The term “officer” shall mean the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer's parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the Company.

2 I.e., all executive officers of the Company and all persons chosen to become executive officers as listed in the proxy statement or Form 10-K.

(l)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

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(m)
“Governmental Authority” means any court, regulator, or other legally authorized body, including by way of illustration, any court or tribunal of competent jurisdiction with jurisdiction over the Company, any federal or state government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision with jurisdiction over the Company, or any other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law) or stock exchange on which the securities of the Company are listed or with jurisdiction over the Company’s securities, including the NYSE American, in each case with jurisdiction over the Company.
(n)
“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(o)
“Non-U.S. Jurisdiction” means any jurisdiction other than (i) the United States, (ii) any State or Commonwealth of the United States (including the Commonwealth of Puerto Rico and any subdivision of any State or Commonwealth), (iii) the District of Columbia, and (iv) the any territory or insular possession subject to the jurisdiction of the United States.
(p)
“NYSE American” shall mean the NYSE American, LLC exchange.
(q)
“Policy” shall mean this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
(r)
“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
(s)
“Restatement Date” shall mean the earlier to occur of: (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date that a Governmental Authority directs the Company to prepare an Accounting Restatement.
(t)
“SEC” shall mean the U.S. Securities and Exchange Commission.
4.
Repayment of Erroneously Awarded Compensation.
(a)
In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the

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Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE American).
(b)
The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. The Committee may provide for a repayment plan that provides for the Executive Officer to repay owed erroneous compensation as soon as possible without unreasonable economic hardship to the executive officer, depending on the particular facts and circumstances. To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with the Executive Officer. If the Executive Officer accepts such offer and signs the repayment agreement within thirty (30) days after such offer is extended, the Company shall countersign such repayment agreement. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of doubt, except as set forth in Section 4(d), in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(c)
To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b)), the Company shall, or shall cause one or more other members of the Company Group to, take with reasonable promptness all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
(d)
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)
The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the NYSE American;
(ii)
If the Company is organized under the law of any Non-U.S. Jurisdiction as of the applicable date of determination, recovery would violate the law of such Non-U.S. Jurisdiction where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded

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Compensation based on violation of the law of such Non-U.S. Jurisdiction, the Company has obtained an opinion of counsel authorized to practice in such Non-U.S. Jurisdiction and acceptable to the NYSE American, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE American; or
(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.3

3 Thus, issuers to forgo recovery from tax-qualified retirement plans of amounts of compensation deferred thereunder.

5.
Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.
6.
Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against: (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy; or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
7.
Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.
8.
Effective Date. This Policy shall be effective as of the Effective Date.
9.
Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
10.
Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent of applicable law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under Applicable Law or pursuant to the terms of any similar policy in any

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employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group.
11.
Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
12.
Acknowledgement. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

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Exhibit A

SUNLINK HEALTH SYSTEMS, INC.

POLICY FOR THE

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the SunLink Health Systems, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

Signature

Print Name

Date

SGR/42541296.1